Exhibit 99.1

Burlington Stores, Inc. Reports Second Quarter 2019 Results Above Guidance and

Increases Full Year 2019 Sales and Adjusted EPS Outlook

o	On a GAAP basis, total sales rose 10.5%, net income increased 19%, EPS increased 22% to $1.26, and total inventory decreased 2%
o	On a Non-GAAP basis,
-	Comparable store sales increased 3.8%, on top of last year’s 2.9% increase
-	Adjusted EPS rose 19% to $1.36, above guidance of $1.11-$1.15
-	Comparable store inventory decreased 7%
o	Increasing outlook for FY19 Adjusted EPS to $7.14-$7.22, up from $6.93-$7.01

BURLINGTON, New Jersey; August 29, 2019 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel at everyday low prices, today announced its results for the second quarter ended August 3, 2019.

Tom Kingsbury, CEO, stated, “We are very pleased with our second quarter results, driven by our 3.8% comparable store sales increase and 10.5% overall sales growth, which resulted in a 19% increase in Adjusted EPS, well ahead of our guidance. In addition, based on our disciplined inventory management, our comparable store inventory decreased 7%, putting us in a very good position to take advantage of the abundant values available in the marketplace. I would like to thank our store, supply chain and corporate teams for contributing to these strong results.”

Fiscal 2019 Second Quarter Operating Results (for the 13 week period ended August 3, 2019 compared with the 13 week period ended August 4, 2018)

•	Total sales increased 10.5% to $1,656 million, while comparable store sales increased 3.8%. New and non-comparable stores contributed an incremental $115 million in sales during the quarter.
•

Gross margin rate was flat vs. last year at 41.4%. Merchandise margin increased 30 basis points, which was offset by a 30 basis point increase in freight costs. Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were 10 basis points lower as a percentage of sales vs. the Fiscal 2018 second quarter. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.

•

SG&A increased $53 million to $532 million for the second quarter of Fiscal 2019, primarily due to store related costs associated with our new and non-comparable stores. As a result of our adoption of the new Lease Accounting Standard, favorable lease costs, initially recorded as a result of purchase accounting that occurred in 2006, is now included in SG&A. In prior periods, these costs were included in depreciation and amortization.

•	Adjusted SG&A, defined as SG&A less product sourcing costs and favorable lease costs, as a percentage of sales decreased 30 basis points to 26.6%. This decrease was driven by leverage on fixed expenses due to strong sales growth, as well as disciplined expense management and profit improvement initiatives.
•	Other Income and Revenue decreased by $3 million, or 20 basis points, driven primarily by $2 million in insurance gains recorded in the second quarter of Fiscal 2018.
•

The effective tax rate increased 110 basis points to 11.6%.  The Adjusted Effective Tax Rate was 12.8% vs. last year’s Adjusted Effective Tax Rate of 17.1%, excluding the revaluation of deferred tax liabilities resulting from changes to New Jersey state tax law.

•

Net income increased 19% to $85 million, or $1.26 per share vs. $1.03 last year, and Adjusted Net Income increased 16% to $91 million, or $1.36 per share, vs. $1.15 last year. This increase in Adjusted Net Income was driven primarily by higher sales growth, as well as leverage on fixed expenses, disciplined expense management and profit improvement initiatives.

•

Fully diluted shares outstanding amounted to 67.3 million at the end of the quarter compared with 68.8 million at the end of last year’s second quarter. The decrease was primarily the result of share repurchases under the Company’s share repurchase program, discussed in more detail below. From the end of the second quarter of Fiscal 2018 through the end of the second quarter of Fiscal 2019, the Company has repurchased approximately 1.8 million shares of its common stock under its share repurchase program.

•

Adjusted EBITDA increased 12%, or $18 million higher than last year’s second quarter. The 10 basis point increase in Adjusted EBITDA as a percentage of sales was primarily driven by higher sales and leverage on fixed expenses, due to disciplined expense management and profit improvement initiatives, which was offset partially by lower other income and revenue. Adjusted EBIT increased 13%, or $13 million above the prior year period, to $118 million.

First Six Months Fiscal 2019 Results

•

Total sales increased 8.9%, which included a comparable store sales increase of 1.9% over the first six months of Fiscal 2018, on top of last year’s 3.8% comparable store sales increase.  Net income increased 6% over the prior year period to $162 million, or $2.40 per share vs. $2.23 last year. Adjusted EBIT increased by 5%, or $11 million above last year, to $236 million, representing a 30 basis point decrease as a percentage of sales vs. the prior year period.  Adjusted Net Income of $177 million was up 7% vs. last year, while Adjusted EPS was $2.62 vs. $2.41 in the prior year period.

Inventory

•

Merchandise inventories were $824 million vs. $844 million last year. The decrease was due primarily to a 7% decrease in comparable store inventory at the end of the second quarter of Fiscal 2019.  Pack and hold inventory was 29% of total inventory at the end of the second quarter of Fiscal 2019 compared to 26% at the end of the second quarter of Fiscal 2018.

Share Repurchase Activity

•

During the second quarter, the Company invested $51 million of cash to repurchase 300,742 shares of its common stock. As of the end of the second quarter, the Company had $124 million remaining on its current share repurchase authorization.  In addition, we are pleased to announce that the Company’s Board of Directors authorized the repurchase of up to an additional $400 million of common stock, which is authorized to be executed through August 2021.

Full Year Fiscal 2019 and Third Quarter 2019 Outlook

For Fiscal 2019 (the 52-weeks ending February 1, 2020), the Company now expects:

•

Total sales to increase in the range of 8.8% to 9.3%; this assumes comparable store sales to increase in the range of 2% to 3% for the third and fourth quarters of Fiscal 2019, resulting in a full year comparable store sales increase of 2.0% to 2.5% on top of the 3.2% increase during Fiscal 2018;

•	Depreciation and amortization, exclusive of favorable lease costs, to be approximately $210 million;
•	Adjusted EBIT margin to be flat to up 10 basis points vs last year;
•	Interest expense of approximately $52 million;
•	An effective tax rate of approximately 20 to 21%;
•	To open 50 net new stores, and invest Net Capital Expenditures of approximately $310 million; and
•

Based on second quarter results, Adjusted EPS in the range of $7.14 to $7.22, utilizing an updated fully diluted share count of approximately 67.3 million, as compared to Fiscal 2018 net income per share of $6.04 and Fiscal 2018 Adjusted EPS of $6.44. This outlook excludes an expected $0.05 per share impact of management transition costs.

For the third quarter of Fiscal 2019 (the 13 weeks ending November 2, 2019), the Company expects:

•	Total sales to increase in the range of 8.5% to 9.5%;
•	Comparable store sales to increase 2% to 3%;
•	An effective tax rate of approximately 20 to 21%; and
•

Adjusted EPS in the range of $1.37 to $1.41, which assumes a fully diluted share count of approximately 67.1 million, as compared to Fiscal 2018 third quarter net income per share of $1.12 and Fiscal 2018 third quarter Adjusted EPS of $1.21. This outlook excludes an expected $0.02 per share impact of management transition costs.

The Company has not presented a quantitative reconciliation of the forward-looking non-GAAP financial measures set out above to their most comparable GAAP financial measures because it would require the Company to create estimated ranges on a GAAP basis, which would entail unreasonable effort. Adjustments required to reconcile forward-looking non-GAAP measures cannot be predicted with reasonable certainty but may include, among others, costs related to debt amendments, loss on extinguishment of debt, and impairment charges, as well as the tax effect of such items. Some or all of those adjustments could be significant.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these measures are useful in evaluating the operating performance of the business and for comparing its historical results to that of other retailers. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Publication of the Company’s Inaugural Corporate Social Responsibility Report

The Company has released its first annual Corporate Social Responsibility report, which discloses the Company’s approach to managing environmental, social and governance (ESG) issues of import to the business and stakeholders. Covering the Company’s Fiscal Year 2018, which ended on February 2, 2019, the Corporate Social Responsibility report provides investors and other interested parties with the Company’s overall performance on a range of ESG issues and specific initiatives pertaining to Burlington’s associates, environmental impacts, supply chain, and governance and ethics, as well as the communities in which Burlington operates. The report was informed by several reporting frameworks, including the Global Reporting Initiative (GRI), Sustainability Accounting Standards Board (SASB), and CDP, and feedback from stakeholders to better understand the issues of most interest to our stakeholders. Burlington’s 2018 Corporate Social Responsibility report can be found at www.burlingtoninvestors.com/corporate-social-responsibility.

Second Quarter 2019 Conference Call

The Company will hold a conference call on Thursday August 29, 2019 at 8:30 a.m. Eastern Time to discuss the Company’s second quarter results. The U.S. toll-free dial-in for the conference call is 1-866-437-5084 and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will also be available on the investor relations page of the Company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available beginning after the conclusion of the call on August 29, 2019 through September 5, 2019. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 3268106. Additionally, a replay of the call will be available on the investor relations page of the Company's website at www.burlingtoninvestors.com.

Investors and others should note that Burlington Stores currently announces material information using SEC filings, press releases, public conference calls and webcasts. In the future, Burlington Stores will continue to use these channels to distribute material information about the Company, and may also utilize its website and/or various social media sites to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that the Company posts on its website or on social media channels could be deemed material; therefore, the Company encourages investors, the media, our customers, business partners and others interested in Burlington Stores to review the information posted on its website, as well as the following social media channels:

Facebook (https://www.facebook.com/BurlingtonCoatFactory/) and Twitter (https://twitter.com/burlington).

Any updates to the list of social media channels the Company may use to communicate material information will be posted on the investor relations page of the Company's website at www.burlingtoninvestors.com.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2018 net sales of $6.6 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 691 stores as of the end of the second quarter of Fiscal 2019, inclusive of an internet store, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-

focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home and coats.

For more information about the Company, visit www.burlingtonstores.com.

Investor Relations Contacts:

David J. Glick

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

Caitlin Morahan

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (Exchange Act). All statements other than statements of historical fact included in this release, including those made in the section describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those we expected, including general economic conditions; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including  tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the Securities and Exchange Commission (SEC). For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
REVENUES:
Net sales	$1,656,363	$1,498,633	$3,284,910	$3,017,079
Other revenue	5,659	6,109	11,306	12,371
Total revenue	1,662,022	1,504,742	3,296,216	3,029,450
COSTS AND EXPENSES:
Cost of sales	970,421	877,474	1,931,739	1,770,156
Selling, general and administrative expenses	531,843	479,077	1,049,221	947,424
Costs related to debt amendments	7	79	(375)	79
Depreciation and amortization	52,261	56,923	102,902	107,432
Other income - net	(1,663)	(4,022)	(3,754)	(5,372)
Loss on extinguishment of debt	—	1,361	—	1,361
Interest expense	13,435	14,581	26,805	29,103
Total costs and expenses	1,566,304	1,425,473	3,106,538	2,850,183
Income before income tax expense	95,718	79,269	189,678	179,267
Income tax expense	11,151	8,312	27,346	25,723
Net income	$84,567	$70,957	$162,332	$153,544

Diluted net income per common share	$1.26	$1.03	$2.40	$2.23

Weighted average common shares - diluted	67,274	$68,769	67,502	68,870

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	August 3,	February 2,	August 4,
	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$97,207	$112,274	$89,585
Restricted cash and cash equivalents	21,882	21,882	21,882
Accounts receivable—net	98,201	58,752	71,026
Merchandise inventories	823,787	954,183	843,926
Prepaid and other current assets	144,832	124,809	147,574
Total current assets	1,185,909	1,271,900	1,173,993
Property and equipment—net	1,317,562	1,253,705	1,178,989
Operating lease assets	2,160,828	—	—
Goodwill and intangible assets—net	285,893	449,388	463,512
Deferred tax assets	4,125	4,361	6,496
Other assets	92,120	99,818	107,631
Total assets	$5,046,437	$3,079,172	$2,930,621

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$690,597	$848,561	$761,658
Current operating lease liabilities	277,411	—	—
Other current liabilities	344,584	396,257	355,676
Current maturities of long term debt	3,176	2,924	2,755
Total current liabilities	1,315,768	1,247,742	1,120,089
Long term debt	1,079,775	983,643	1,155,671
Long term operating lease liabilities	2,069,613	—	—
Other liabilities	94,601	346,298	320,343
Deferred tax liabilities	171,543	178,779	181,225
Stockholders' equity	315,137	322,710	153,293
Total liabilities and stockholders' equity	$5,046,437	$3,079,172	$2,930,621

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Six Months Ended
	August 3,	August 4,
	2019	2018
OPERATING ACTIVITIES
Net income	$162,332	$153,544
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	102,902	107,432
Deferred income taxes	(1,817)	1,434
Non-cash loss on extinguishment of debt	—	1,361
Non-cash stock compensation expense	20,974	16,749
Non-cash lease expense	7,318	—
Non-cash rent	—	(12,663)
Deferred rent incentives	23,427	14,477
Changes in assets and liabilities:
Accounts receivable	(22,754)	(6,497)
Merchandise inventories	129,890	(91,363)
Accounts payable	(158,675)	25,180
Other current assets and liabilities	(37,918)	(54,791)
Long term assets and liabilities	1,829	7,921
Other operating activities	1,915	3,523
Net cash provided by operating activities	229,423	166,307
INVESTING ACTIVITIES
Cash paid for property and equipment	(163,480)	(121,966)
Lease acquisition costs	(459)	(8,543)
Proceeds from insurance recoveries related to property and equipment	—	2,147
Other investing activities	(44)	3,178
Net cash (used in) investing activities	(163,983)	(125,184)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	1,053,500	694,100
Principal payments on long term debt—ABL Line of Credit	(956,600)	(523,800)
Principal payments on long term debt—Term Loan Facility	—	(152,808)
Purchase of treasury shares	(193,165)	(117,227)
Other financing activities	15,758	8,993
Net cash (used in) financing activities	(80,507)	(90,742)
(Decrease) in cash, cash equivalents, restricted cash and restricted cash equivalents	(15,067)	(49,619)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	134,156	161,086
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$119,089	$111,467

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income is defined as net income, exclusive of the following items if applicable: (i) net favorable lease costs; (ii) costs related to debt amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; and (v) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income.

Adjusted EPS is defined as Adjusted Net Income divided by the fully diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt amendments; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income, exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense; (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt amendments; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs and favorable lease costs.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (e) in the table below).

The Company presents Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income to Adjusted Net Income and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Reconciliation of net income to Adjusted Net Income:
Net income	$84,567	$70,957	$162,332	$153,544
Net favorable lease costs (a)	9,205	9,551	19,907	14,876
Costs related to debt amendments (b)	7	79	(375)	79
Loss on extinguishment of debt (c)	—	1,361	—	1,361
Tax effect (e)	(2,333)	(3,078)	(4,931)	(3,998)
Adjusted Net Income	$91,446	$78,870	$176,933	$165,862
Fully diluted weighted average shares outstanding (f)	67,274	68,769	67,502	68,870
Adjusted Earnings per Share	$1.36	$1.15	$2.62	$2.41

The following table shows the Company’s reconciliation of net income to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Reconciliation of net income to Adjusted EBITDA:
Net income	$84,567	$70,957	$162,332	$153,544
Interest expense	13,435	14,581	26,805	29,103
Interest income	(189)	(110)	(393)	(189)
Loss on extinguishment of debt (c)	—	1,361	—	1,361
Costs related to debt amendments (b)	7	79	(375)	79
Depreciation and amortization (g)	61,355	56,923	122,535	107,432
Income tax expense	11,151	8,312	27,346	25,723
Adjusted EBITDA	$170,326	$152,103	$338,250	$317,053

The following table shows the Company’s reconciliation of net income to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Reconciliation of net income to Adjusted EBIT:
Net income	$84,567	$70,957	$162,332	$153,544
Interest expense	13,435	14,581	26,805	29,103
Interest income	(189)	(110)	(393)	(189)
Loss on extinguishment of debt (c)	—	1,361	—	1,361
Costs related to debt amendments (b)	7	79	(375)	79
Net favorable lease costs (a)	9,205	9,551	19,907	14,876
Income tax expense	11,151	8,312	27,346	25,723
Adjusted EBIT	$118,176	$104,731	$235,622	$224,497

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
Reconciliation of SG&A to Adjusted SG&A:	2019	2018	2019	2018
SG&A	$531,843	$479,077	$1,049,221	$947,424
Favorable lease costs (a)	(9,094)	—	(19,633)	—
Product sourcing costs	(82,152)	(75,632)	(160,710)	(147,248)
Adjusted SG&A	$440,597	$403,445	$868,878	$800,176

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended		Six Months Ended
	August 3,	August 4,	August 3,	August 4,
	2019	2018	2019	2018
Effective tax rate on a GAAP basis	11.6%	10.5%	14.4%	14.3%
Adjustments to arrive at Adjusted Effective Tax Rate	1.2	2.1	1.0	0.9
Adjusted Effective Tax Rate	12.8	12.6	15.4	15.2
Effect of the New Jersey deferred tax revaluation	—	4.5	—	2.0
Adjusted Effective Tax Rate, excluding the effect of the New Jersey deferred tax revaluation	12.8%	17.1%	15.4%	17.2%

The following table shows the Company’s reconciliation of net income to Adjusted Net Income for the prior period Adjusted EPS amounts used in this press release for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	November 3, 2018	February 2, 2019
Reconciliation of net income to Adjusted Net Income:
Net income	$76,849	$414,745
Net favorable lease costs (a)	5,286	26,081
Costs related to debt amendments (b)	2,418	2,496
Loss on extinguishment of debt (c)	462	1,823
Impairment charges (d)	—	6,844
Tax effect (e)	(2,075)	(9,449)
Adjusted Net Income	$82,940	$442,540
Fully diluted weighted average shares outstanding (f)	68,628	68,679
Adjusted Earnings per Share	$1.21	$6.44

(a)

Net favorable lease costs represents the non-cash amortization expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse Corporation. As a result of adoption of ASC 2016-02, these expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statement of Income for the three and six months ended August 3, 2019. These expenses are recorded in the line item “Depreciation and amortization” in our Condensed Consolidated Statements of Income for the three and six months ended August 4, 2018, the three months ended November 3, 2018 and the twelve months ended February 2, 2019.

(b)

For the three and six months ended August 3, 2019, amounts relate to the reversal of previously estimated costs related to the repricing of our Term Loan Facility in Fiscal 2018. For the three and six months ended August 4, 2018 and the twelve months ended February 2, 2019, amounts relate to costs incurred in connection with the review and execution of refinancing opportunities.

(c)	Amounts relate to the refinancing of our Term Loan Facility, the $150.0 million prepayment on our Term Loan Facility, as well as the amendment to our ABL Credit Agreement.
(d)	Represents impairment charges on long-lived assets
(e)	Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods for the tax impact of items (a) through (d).
(f)

Fully diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period. Fully diluted weighted average shares outstanding is equal to basic shares outstanding if the Company is in an Adjusted Net Loss position.

(g)

Includes $9.1 million and $19.6 million of favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statement of Income for the three and six months ended August 4, 2019.